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                                                                     Exhibit 2.1

                                                                [EXECUTION COPY]




                      AGREEMENT AND PLAN OF REORGANIZATION

                                  By and Among

                            MemberWorks Incorporated,

                              MW Acquisition Corp.,

                            Coverdell & Company, Inc.

                                       and

                Certain Stockholders of Coverdell & Company, Inc.


                            Dated As of March 4, 1998
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                                TABLE OF CONTENTS

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1.       PLAN OF REORGANIZATION.................................................................................  1
                    1.1.       The Merger.......................................................................  1
                    1.2.       Conversion of Securities.........................................................  2
                    1.3.       Merger Consideration.............................................................  3
                    1.4.       Escrow of Cash Consideration.....................................................  4
                    1.5.       Dissenter's Rights Adjustment....................................................  5
                    1.6.       Post-Closing Adjustment..........................................................  6
                    1.7.       Exchange of Certificates and Payment of Cash.....................................  7
                    1.8.       Stockholders' Representative.....................................................  8
                    1.9.       Accounting Terms.................................................................  9
                    1.10.      Stock Option in favor of MemberWorks in certain events...........................  9

2.       CLOSING................................................................................................ 10
                    2.1.       Means and Date................................................................... 10
                    2.2.       Effect........................................................................... 10

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................................... 10
                    3.1.       Due Organization................................................................. 10
                    3.2.       Authorization; Validity.......................................................... 11
                    3.3.       No Conflicts..................................................................... 11
                    3.4.       Capital Stock of the Company..................................................... 12
                    3.5.       Transactions in Capital Stock.................................................... 12
                    3.6.       Subsidiaries, Stock, and Notes................................................... 12
                    3.7.       Complete Copies of Materials..................................................... 13
                    3.8.       Financial Statements............................................................. 13
                    3.9.       Liabilities and Obligations...................................................... 13
                    3.10.      Books and Records................................................................ 14
                    3.11.      Bank Accounts; Powers of Attorney................................................ 14
                    3.12.      Accounts and Notes Receivable.................................................... 14
                    3.13.      Permits.......................................................................... 15
                    3.14.      Real Property.................................................................... 15
                    3.15.      Personal Property................................................................ 16
                    3.16.      Intellectual Property............................................................ 16
                    3.17.      Significant Customers; Material Contracts and Commitments........................ 17
                    3.18.      Government Contracts............................................................. 19
                    3.19.      Inventory........................................................................ 19
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                    3.20.      Insurance........................................................................ 19
                    3.21.      Environmental Matters............................................................ 19
                    3.22.      Labor and Employment Matters..................................................... 20
                    3.23.      Employee Benefit Plans........................................................... 21
                    3.24.      Taxes............................................................................ 25
                    3.25.      Conformity with Law; Litigation.................................................. 28
                    3.26.      Disclosure....................................................................... 28
                    3.27.      Predecessor Status; Etc.......................................................... 28
                    3.28.      Continuity of Business Enterprise................................................ 28
                    3.29.      Spin-off by the Company.......................................................... 28
                    3.30.      Location of Chief Executive Offices.............................................. 29
                    3.31.      Location of Business Records Equipment and Inventory............................. 29
                    3.32.      Liens and Encumbrances........................................................... 29
                    3.33.      Excluded Assets.................................................................. 29
                    3.34.      Full Disclosure.................................................................. 29

4.       REPRESENTATIONS OF STOCKHOLDERS........................................................................ 29
                    4.1.       Authorization; Validity.......................................................... 30
                    4.2.       Ownership of Shares.............................................................. 30
                    4.3.       No Conflicts..................................................................... 30
                    4.4.       Absence of Claims Against Company................................................ 30
                    4.5.       Full Disclosure.................................................................. 30

5.       REPRESENTATIONS OF MEMBERWORKS AND NEWCO............................................................... 31
                    5.1.       Due Organization................................................................. 31
                    5.2.       Authorization; Validity of Obligations........................................... 31
                    5.3.       No Conflicts..................................................................... 31
                    5.4.       Capitalization of MemberWorks and Ownership of
                               MemberWorks Stock................................................................ 32
                    5.5.       MemberWorks Common Stock......................................................... 32
                    5.6.       Filings with SEC; Financial Statements........................................... 32
                    5.7.       Litigation....................................................................... 33
                    5.8.       Full Disclosure.................................................................. 33
                    5.9.       MemberWorks Incentive Plan....................................................... 33

6.       COVENANTS.............................................................................................. 33
                    6.1.       Company Stock Options............................................................ 33
                    6.2.       Long Term Incentive Plans........................................................ 34
                    6.3.       ESOP............................................................................. 34
                    6.4.       Related Party Agreements......................................................... 34
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                    6.5.       Notes Receivable................................................................. 35
                    6.6.       No Trading....................................................................... 35
                    6.7.       Employee Benefit Plans........................................................... 35
                    6.8.       Cooperation...................................................................... 35
                    6.9.       MemberWorks Stock Options........................................................ 36
                    6.10.      No Solicitation.................................................................. 36
                    6.11.      Form S-3 Registration; Blue Sky Permits.......................................... 36
                    6.12.      Action of Stockholders........................................................... 37
                    6.13.      Distributions with respect to Stock.............................................. 38
                    6.14.      Wachovia Guarantee............................................................... 38

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF
         MEMBERWORKS AND NEWCO.................................................................................. 38
                    7.1.       Representations and Warranties; Performance of Obligations....................... 38
                    7.2.       No Litigation.................................................................... 38
                    7.3.       Absence of Changes............................................................... 39
                    7.4.       Consents and Approvals........................................................... 41
                    7.5.       Opinion of Counsel............................................................... 41
                    7.6.       Charter Documents................................................................ 41
                    7.7.       No Material Change; Contingent Liabilities....................................... 41
                    7.8.       Company Financial Conditions..................................................... 41
                    7.9.       Employment Agreements............................................................ 42
                    7.10.      Stockholder Agreements........................................................... 42
                    7.11.      Due Diligence Review............................................................. 42
                    7.12.      Certain Receivables Paid......................................................... 42
                    7.13.      Stockholders Approval............................................................ 42

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
         STOCKHOLDERS AND THE COMPANY........................................................................... 42
                    8.1.       Representations and Warranties; Performance of Obligations....................... 43
                    8.2.       No Litigation.................................................................... 43
                    8.3.       Consents and Approvals........................................................... 43
                    8.4.       Employment Agreements............................................................ 43
                    8.5.       Stockholder Agreements........................................................... 43
                    8.6.       Marketability of Memberworks Common Stock........................................ 43
                    8.7.       Coverdell Stockholder Consideration.............................................. 44
                    8.8.       Release of guarantee of Wachovia Loan............................................ 44
                    8.9.       No Offer for MemberWorks......................................................... 44
                    8.10.      Opinion of Counsel............................................................... 44
                    8.11.      Delivery of Merger Consideration................................................. 44
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9.       INDEMNIFICATION........................................................................................ 44
                    9.1.       Indemnification by the Company................................................... 44
                    9.2.       Indemnification by MemberWorks................................................... 45
                    9.3.       Survival......................................................................... 46
                    9.4.       Indemnification Procedure........................................................ 46
                    9.5.       Exceptions to Limitations........................................................ 48
                    9.6.       Payment of Indemnification Obligations; limitation of
                               MemberWorks' indemnity to Escrow Amount.......................................... 48

10.      NONCOMPETITION......................................................................................... 48
                    10.1.      Prohibited Activities............................................................ 48
                    10.2.      Confidentiality.................................................................. 49
                    10.3.      Damages.......................................................................... 50
                    10.4.      Severability; Reformation........................................................ 50
                    10.5.      Independent Covenant............................................................. 50
                    10.6.      Materiality...................................................................... 50

11.      GENERAL................................................................................................ 50
                    11.1.      Successors and Assigns........................................................... 51
                    11.2.      Entire Agreement; Amendment; Waiver.............................................. 51
                    11.3.      Counterparts..................................................................... 51
                    11.4.      Brokers and Agents............................................................... 51
                    11.5.      Expenses......................................................................... 51
                    11.6.      Notices.......................................................................... 52
                    11.7.      Governing Law.................................................................... 53
                    11.8.      Severability..................................................................... 53
                    11.9.      Absence of Third Party Beneficiary Rights........................................ 53
                    11.10.     Mutual Drafting.................................................................. 53
                    11.11.     Further Representations.......................................................... 53
                    11.12.     Further Assurances............................................................... 53
                    11.13.     Definition of "Material"......................................................... 53
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                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of the 4th day of March, 1998, by and among MemberWorks Incorporated, a Delaware corporation ("MemberWorks"), MW Acquisition Corp., a Georgia corporation and a newly-formed, wholly-owned subsidiary of MemberWorks ("Newco"), Coverdell & Company, Inc., a Georgia corporation (the "Company"). The stockholders of the Company named on the signature pages of this agreement (each a "Stockholder" and collectively, the "Stockholders") are executing this Agreement solely for the purpose of evidencing their agreement to certain specified Sections of this Agreement.

                                   BACKGROUND

         A. The respective Boards of Directors of MemberWorks, Newco and the Company (which together are sometimes referred to as the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company (the "Merger") pursuant to this Agreement, the Plan of Merger (defined below) and the applicable provisions of the laws of the State of Georgia.

         B. The Boards of Directors of each of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.       PLAN OF REORGANIZATION.

         1.1.       THE MERGER.

                    (a) The Merger. At the Effective Time (as defined in Section 2.2), Newco shall be merged with and into the Company pursuant to this Agreement (which, for purposes of the State Corporation Law (as defined below) shall be the "Plan of Merger") and a certificate of merger substantially in the form attached hereto as Schedule 1.1 hereto, and the separate corporate existence of Newco shall cease. The Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation."

                    (b) Effects of the Merger. The Merger shall have the effects provided therefor by the Georgia Business Corporation Code ( the "State Corporation Law"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the
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rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to the Company or Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of the Company and Newco, and (ii) all debts, liabilities, duties and obligations of the Company and Newco, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company and Newco and neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and may be enforced against the Surviving Corporation.

                    (c) Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of Newco in effect immediately prior to the Effective Time, except as amended pursuant to the Articles of Merger to change the name of the Surviving Corporation to "Coverdell & Company, Inc.", and shall remain the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the State Corporation Law. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of Newco in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the State Corporation Law. The initial directors of the Surviving Corporation shall be Gary Johnson, James Duffy, Michael Owens, Michael Levison, David Schachne, Wayne Gattinella, and Paul Coverdell, in each case until their successors are elected and qualified, and the officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, with the addition of James Duffy as Assistant Secretary of the Surviving Corporation, in each case until their successors are duly elected and qualified.

         1.2. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of MemberWorks, Newco, the Company or any Stockholder, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

                    (a) Capital Stock of Newco. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable Common Stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.



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                    (b) Cancellation of Certain Shares of Capital Stock of the
Company. All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no stock of MemberWorks or other consideration shall be delivered in exchange therefor.

                    (c) Conversion of Capital Stock of the Company. Subject to Section l.2(d), and Sections 1.3, 1.4, 1.5, and 1.6, each issued and outstanding share of common stock of the Company, par value $.01 per share (other than shares to be canceled pursuant to Section 1.2(b)), that is issued and outstanding immediately prior to the Effective Time ("Company Common Stock") shall automatically be converted and thereupon canceled and retired, without any action on the part of the holder thereof, into the right to receive (i) cash in an amount equal to the Cash Consideration (as defined in Section 1.3(a)), divided by the number of shares of Company Common Stock, and (ii) that number of shares of MemberWorks common stock, $.01 par value ("MemberWorks Common Stock") that is equal to the Stock Consideration (as defined in Section 1.3(a)), divided by the number of shares of Company Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration and the shares of MemberWorks Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6 of this Agreement.

                    (d) Fractional Shares. No fractional shares of MemberWorks Common Stock shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of MemberWorks Common Stock shall receive from MemberWorks an amount of cash equal to the MemberWorks Stock Price (as defined in Section 1.3(a)) multiplied by the fraction of a share of MemberWorks Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Stockholder shall be aggregated, so that no Stockholder shall receive cash in lieu of fractional shares in an amount greater than the value of one full share of MemberWorks Common Stock.

         1.3.       MERGER CONSIDERATION.

                    (a) For purposes of this Agreement, the "Merger Consideration" shall be cash and shares of MemberWorks Common Stock, determined and adjusted pursuant to this Section 1.3, Section 1.4, and Section 1.5. The Merger Consideration consists of (i) $3,000,000 in cash or other immediately available funds (the "Cash Consideration") and (ii) stock consideration which shall equal the number of shares of MemberWorks Common Stock (valued at the MemberWorks Stock Price) that is equal to $13,000,000 minus the Value (as hereafter defined) of the "Company Options" (as defined in Section 6.1)(the "Stock Consideration"), divided by the price per share equal to the closing price of MemberWorks Common Stock ("MemberWorks Stock Price") at the close of the market on the last trading day before the


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closing as reported by NASDAQ. For purposes of calculating the per share value of the MemberWorks Common Stock, the MemberWorks Stock Price shall not be less than $14 per share or more than $28 per share, regardless of the actual closing market price thereof on the last trading day before the closing as reported by NASDAQ; however, in no event shall the value of the Stock Consideration, plus the Value of the Company Options, exceed $16,250,000, based upon the closing price per share of the MemberWorks Common Stock on the close of the market on the last trading day before the closing as reported by NASDAQ. If the MemberWorks Stock Price is less than $14.00 per share, then either MemberWorks or the Company may terminate this Agreement and no party hereto shall have any further liability under this Agreement. If the closing price per share of the MemberWorks Common Stock in the close of the market on the last trading day before the Closing as reported by NASDAQ is greater than $35 per share, the number of shares of MemberWorks Common Stock to be delivered as Stock Consideration shall be reduced so that the value of the Stock Consideration, plus the Value of the Company Options, is equal to $16,250,000.

                    (b) For purposes of this Agreement, the "Value" of the Company Options means $729,456.

         1.4.       ESCROW OF CASH CONSIDERATION.

                    (a) Notwithstanding the further provisions of this Section 1, $1,750,000.00 of the Cash Consideration (the "Escrow Amount") shall be deposited by MemberWorks into escrow and shall be subject to the terms and conditions of an escrow agreement in the form attached hereto as Schedule 1.4(a) (the "MemberWorks Escrow Agreement"). The former holders of the Company Common Stock (the "Former Company Stockholders") and/or MemberWorks, as the case may be, shall be entitled to receipt of the Escrow Amount in accordance with the terms and conditions of the MemberWorks Escrow Agreement. The Escrow Amount shall be the SOLE AND EXCLUSIVE source (i) for any adjustment to the Merger Consideration which may be due to MemberWorks as a result of the calculations required pursuant to the provisions of Section 1.6 below; and (ii) any claim or liability for indemnification that MemberWorks or any person or entity claiming through MemberWorks may have against the Company or the Stockholders pursuant to the further provisions of this Agreement (including, without limitation, Section 9 below). The Escrow Amount shall be placed in an interest-bearing escrow account. All earnings therefrom shall be paid to MemberWorks pursuant to the terms of the MemberWorks Escrow Agreement.

                    (b) On the first day of July, October, January and April during the term of the MemberWorks Escrow Agreement, MemberWorks shall pay to the Stockholders' Representative, or as may be directed by the Stockholders' Representative, an amount equal to the earnings which would have been received by MemberWorks under the terms of the MemberWorks Escrow Agreement if the Escrow Amount, as adjusted from time to time for payments or distributions of such Escrow Amount under the terms of the MemberWorks Escrow



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Agreement, had been invested at all times while the MemberWorks Escrow Agreement was in effect in the Pegasus Institutional U.S. Government Securities Cash Management Fund (and assuming no reinvestment of earnings).

                    (c) MemberWorks and the Stockholders intend that, for federal income tax purposes, the delivery of the Escrow Amount to be held pursuant to the MemberWorks Escrow Agreement, and the payment of Interest to the Stockholder's Representative, for the benefit of the Former Company Stockholders, in accordance with this Section 1.4, shall be treated as an obligation of MemberWorks to make contingent deferred payments that are to be reported by the Former Company Stockholders for federal income tax purposes on the installment method pursuant to Section 453 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties hereto shall file all required federal income tax returns and other information with respect to the transactions contemplated by this Agreement in a manner consistent with such intent. All earnings on amounts deposited pursuant to the MemberWorks Escrow Agreement shall be reported for federal income tax purposes as income of MemberWorks.

                    (d) Two hundred and Fifty Thousand dollars ($250,000) of the Cash Consideration (the "Stockholder Expense Amount") shall be delivered to an account to be designated by the Shareholders' Representative. The Stockholder Expense Amount may be used to satisfy any expenses attributable to the Stockholders in connection with the consummation of the transactions contemplated in this Agreement, including, without limitation, any charges or fees payable to the Stockholder Representative pursuant to the Representative Agreement (if any), any fees, costs, or expenses payable by the Stockholders in connection with the MemberWorks Escrow Agreement, the Stockholder Expense Escrow Agreement, or other such items. The Stockholder's Expense Account is not a part of the Escrow Amount, and MemberWorks acknowledges and agrees that it is not subject to any claim by MemberWorks whatsoever.

         1.5. DISSENTER'S RIGHTS ADJUSTMENT. In the event that any stockholders of the Company shall exercise dissenter's rights under the applicable provisions of the State Corporation Law, then the Merger Consideration shall be reduced by an amount equal to the "Dissenter Percentage Interest". For this purpose, the "Dissenter Percentage Interest" shall be equal to the Merger Consideration, multiplied by the percentage of Company Common Stock held by the stockholders of the Company who shall exercise dissenter's rights, as determined immediately prior to the Effective Time. Eighteen and 75/100 percent (18.75%) of such reduction shall be deducted from the Cash Consideration, and eighty one and 25/100 percent (81.25%) of such reduction shall be deducted from the Stock Consideration. The Surviving Corporation and MemberWorks shall be solely responsible for any and all payments to any stockholders of the Company as a result of their exercise of dissenter's rights under the State Corporation Law, and shall hold the Stockholders harmless from and against any and all loss, cost, or liability that they may incur as a result thereof.



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         1.6.       POST-CLOSING ADJUSTMENT.

                    (a) The Merger Consideration has been calculated based on the assumption that the difference between the assets and the liabilities of the Company (the "Net Worth") as of the Closing shall be equal to or greater than $1,400,000 (the "Net Worth Target"). Provided, however, that for purposes of computing the Net Worth Target, and for purposes of determining the Actual Company Net Worth (as defined below) pursuant to the Post-Closing Audit (as defined below), the adjustments set forth on Schedule 7.8 shall be taken into account.

                    (b) Within 60 days following the Effective Time, MemberWorks shall (at MemberWorks' expense) cause Coopers & Lybrand LLP, Atlanta, Georgia office ("MemberWorks' Accountant") to examine the Surviving Company's books to determine whether the Net Worth of the Company as of the Closing is equal to the Net Worth Target (the "Post-Closing Audit"), which examination shall be based on the same accounting policies and practices as were utilized in the preparation of the Audited Financials (as defined in Section 3.8 hereof), but shall be subject to the adjustments as set forth on Schedule 7.8 hereof. The Stockholders shall cooperate and shall use their reasonable efforts to cause the officers and employees of the Company to cooperate with MemberWorks and MemberWorks' Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to MemberWorks' Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. Without limiting the generality of the foregoing, within four weeks after the Closing the Stockholders shall provide MemberWorks' Accountants with such information as may be necessary in order to facilitate the completion of the Post-Closing Audit by MemberWorks' Accountant within the aforementioned time period. In the event that MemberWorks' Accountant determines that the actual Company Net Worth as of the Closing Date (the "Actual Company Net Worth") was less than the Net Worth Target, MemberWorks shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholders' Representative (as defined in Section 1.8), setting forth such determination made by MemberWorks' Accountant of the Actual Company Net Worth.

                    (c) The Stockholders' Representative shall have 15 days from the receipt of the Financial Adjustment Notice to notify MemberWorks if the Stockholders dispute the Financial Adjustment Notice, and to provide MemberWorks with an alternative calculation of the Actual Company Net Worth (the "Shareholder Calculation"), which calculation shall be based on the same accounting policies and practices as were utilized in the preparation of the Audited Financials (as defined in Section 3.8 hereof), but shall be subject to the adjustments as set forth on Schedule 7.8 hereof. If MemberWorks has not received notice of such a dispute within such 15-day period, MemberWorks shall be entitled to receive an amount equal to the amount by which the Actual Company Net Worth is less than the Net Worth Target (the "Merger Consideration Reduction") out of the Escrow Amount pursuant to the MemberWorks Escrow Agreement. If, however, the Stockholders' Representative has delivered notice of such a dispute to MemberWorks within such 15-day period, then MemberWorks' Accountant shall select an independent "Big 5" accounting firm that has not represented any of the parties hereto within the preceding two years to examine the Surviving Company's books and the Financial Adjustment Notice (and related information) to determine the Merger Consideration Reduction (if any). Such independent accounting firm shall be confirmed by the Stockholders' Representative and MemberWorks within three days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to MemberWorks' Accountant in connection with the transactions contemplated hereby, or (ii) reviewed by MemberWorks' Accountant during the course of the Post-Closing Audit. The independent accounting firm shall make its determination of the Merger Consideration Reduction, if any, within 30 days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, MemberWorks shall be entitled to receive an amount equal to the Merger Consideration Reduction, if any (as determined by the independent accounting firm) out of the Escrow Amount pursuant to the MemberWorks Escrow Agreement. The costs of the independent accounting firm shall be borne by the party (either MemberWorks or the Stockholders as a group) whose determination of the Company's Net Worth at Closing was further from the determination of the independent accounting firm, or equally by MemberWorks and the Stockholders in the event that the determination by the independent accounting firm is equidistant between the Shareholder Calculation and the Actual Company Net Worth.

                    (d) If the Merger Consideration Reduction is less than $150,000, then the difference between $150,000 and the Merger Consideration Reduction will be distributed from the Escrow Amount to or for the benefit of the Former Company Stockholders as soon as practicable after the determination of the Actual Company Net Worth.

                    (e) If the MemberWorks Accountant shall determine that the Actual Company Net Worth is equal to or greater than the Net Worth Target, then
(i) $150,000 of the Escrow Amount shall be delivered to or for the benefit of the Former Company Stockholders as soon as practicable after the determination of the Actual Company Net Worth, and (ii) the Indemnification Threshold (as defined in Section 9.1) shall be increased in the amount by which the Actual Company Net Worth is greater than the Net Worth Target.

         1.7.       EXCHANGE OF CERTIFICATES AND PAYMENT OF CASH.

                    (a) MemberWorks to Provide Cash and Common Stock. In exchange for the outstanding shares of capital stock of the Company, MemberWorks shall cause to be made available to the stockholders of the Company the Merger Consideration (including cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.2(d)), as determined and adjusted pursuant to Section 1.3, Section 1.4, and Section 1.5. The certificates evidencing the MemberWorks Common Stock comprising the Merger Consideration shall bear appropriate legends pursuant to the terms of this Agreement.

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                    (b) Certificate Delivery Requirements. At the Effective
Time, the Company shall cause its stockholders to deliver to MemberWorks the certificates (the "Certificate" or "Certificates") representing Company Common Stock, duly endorsed in blank by the stockholders, or accompanied by blank stock powers duly executed by the stockholders and with all necessary transfer tax and other revenue stamps, acquired at the stockholders' expense, affixed and canceled. The Certificates so delivered shall forthwith be canceled. Until delivered as contemplated by this Section 1.7(b), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the number of shares of MemberWorks Common Stock and cash as provided by this Article l and the applicable provisions of the State Corporation Law.

                    (c) No Further Ownership Rights in Capital Stock of the Company. All MemberWorks Common Stock and cash to be delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and following the Effective Time, the Former Company Stockholders shall have no further rights to, or ownership in, shares of capital stock of the Company. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.7.

                    (d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, MemberWorks shall cause payment to be made in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, which affidavit includes an appropriate indemnity of MemberWorks in the event that another party later claims an interest in such Certificate.

                    (e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8.       STOCKHOLDERS' REPRESENTATIVE.

                    (a) The Company (and the Former Company Stockholders, by affirmative vote in person or proxy at the meeting of the stockholders of the Company called to approve this Agreement) shall enter into a Representative Agreement in the form attached here as Schedule 1.8, pursuant to which they shall designate a representative (the "Stockholders' Representative"). The Former Company Stockholders shall be bound by any and all actions taken by the Stockholders' Representative in resolving all disputes or other issues between MemberWorks and the Former Company Stockholders at or following Closing. The Stockholders Representative shall be entitled to be indemnified for acts undertaken in his capacity as Stockholder's Representative in the manner set forth in the Representative Agreement, and the Former Company Stockholders, by their approval of the transactions contemplated in this Agreement, agree to bear the costs of such indemnification on a pro-rata basis in accordance with their percentage interest in the Company immediately prior to the Closing.

                    (b) MemberWorks and Newco shall be entitled to rely upon any communication or writings given or executed by the Stockholders' Representative. All notices to be sent to Former Company Stockholders pursuant to this Agreement may be addressed to the Stockholders' Representative and any notice so sent shall be deemed notice to all of the Former Company Stockholders.

         1.9. ACCOUNTING TERMS. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP applied consistently with the method employed in the Audited Financials (subject, as appropriate, to the adjustments as may be specifically described in Section 3.8 hereof or as set forth on Schedule 7.8 hereof).

         1.10. STOCK OPTION IN FAVOR OF MEMBERWORKS IN CERTAIN EVENTS. On the date hereof, the Company shall issue to MemberWorks a nontransferable, irrevocable Stock subscription warrant (the "Warrant") to purchase up to 183,002 fully paid and non-assessable shares of the Company's Common Stock at a price of $17.48 per share (the Warrant Price") in the form of Schedule 1.10 hereof, which Warrant shall only be exercisable in the event that (i) the Company and/or the Former Company Stockholders shall have received an offer before the scheduled Closing Date from a third party to merge with the Company, or for the acquisition of all, or substantially all, of the assets or stock of the Company (an "Offer"); (ii) the Company and/or the Former Company Stockholders shall fail to satisfy any condition precedent to MemberWorks' obligations to effect the Merger as set forth in Section 7 hereof, the performance of which is in the control of the Company and/or a Former Company Stockholder, and MemberWorks elects not to waive the failure of such condition or the performance of such obligations and the Closing is not consummated, and (iii) the transaction contemplated in the Offer shall be consummated within twelve (12) months after the receipt of the Offer. In the event the Company issues or agrees to issue any shares of Common Stock at a price less than the Warrant Price, the Warrant Price shall be adjusted in the manner set forth in Section 4 of the Warrant; provided further, that in no event shall the number of shares of Common Stock for which this Warrant is exercisable exceed 20% of the Company's issued and outstanding shares of Common Stock. In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of the Warrant, the number of shares of Common Stock subject to the Warrant shall be adjusted in the manner set forth in Section 5 of the Warrant.

         MemberWorks acknowledges and agrees an election of the Coverdell Stockholders pursuant to Section 8.7 hereof not to consummate the transactions contemplated herein will not be deemed to be a failure to satisfy a condition precedent described in Section 1.10(ii) above unless the Company or the Former Company Stockholders shall have received an Offer on or before the time when the Coverdell Stockholders make such determination.

2.       CLOSING

         2.1. MEANS AND DATE. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place pursuant to the exchange of executed documents and other instruments at Arnall, Golden & Gregory, LLP, 2800 One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, on April 2, 1998, provided that all conditions to Closing shall have been satisfied or waived on such date, or at such other time and date as MemberWorks, the Company and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date".

         2.2. EFFECT. On the Closing Date, the certificate of merger or other appropriate documents executed in accordance with the State Corporation Law (the "Merger Documents"), together with any required officers' certificates, shall be filed with the Secretary of State of the State of Georgia in accordance with the provisions of the State Corporation Law. The Merger shall become effective upon such filings or at such later time as may be specified in such filings (the "Effective Time").

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         To induce MemberWorks and Newco to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to MemberWorks and Newco as follows (for purposes of this Agreement, the phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, means the actual knowledge of Michael Levison, Michael Owens, Stuart Bondurant, Julie Kauffman, Paul Coverdell, or William Sanders and, with respect to Messrs. Levison, Owens, and Bondurant, and Ms. Kauffman, such actual knowledge shall be deemed knowledge after due inquiry, consistent with such person's duties as an officer of the Company):

         3.1. DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, which, if not complied with, would have a material adverse effect upon the Company or its business. Schedule 3.l hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction it which it does business. The

Company has delivered to MemberWorks true, complete and correct copies of the Articles of Incorporation and Bylaws of the Company. Such Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents." The Company is not in violation of any Charter Documents. The minute books of the Company have been made available to MemberWorks (and at the Closing will be delivered, along with the Company's original stock ledger and corporate seal, to MemberWorks) and are correct and, except as set forth in Schedule 3.1, complete in all material respects.

         3.2. AUTHORIZATION; VALIDITY. The Company has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and subject to the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in the manner provided in the Charter Documents and the State Corporate Law, the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by general equitable principles and by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization or other similar laws.

         3.3. NO CONFLICTS. Except as set forth on Schedule 3.3 hereto, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

                    (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

                    (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company is a party or by which the Company is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties pursuant to (i) any law or regulation to which the Company or any of its property is subject, or (ii) any judgment, order or decree to which the Company is bound or any of its property is subject, which conflict, default, lien,charge or encumbrance would have a material adverse effect upon the Company or its assets;

                    (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company, which termination or impairment would have a material adverse effect upon the Company or its assets; or

                    (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or any Stockholder is subject or by which the Company or any Stockholder is bound, which violation would have a material adverse effect upon the Company or its assets. Immediately prior to the Closing, the "Person" (as defined in the regulations issued by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) within which the Company is included will have total assets (as shown on its last regularly prepared balance sheet) (as shown on its last regularly prepared annual statement of income and expenses) of less than $100,000,000.

         3.4. CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 10,000,002 shares of common stock, $.01 par value ("Company Common Stock"), of which 10,000,000 shares of Class A Common Stock, par value $.01 per share of which 732,011 shares are issued and outstanding, 128,142 shares have been reserved for issuance upon exercise of stock options by Michael Levison and Michael Owens, 2 shares of Class B Common Stock par value of $.01 per share of which no shares are issued and outstanding and 5,000,000 Shares of Preferred Stock, par value $1.00 per share of which no shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the stockholders listed on Schedule 3.4 hereto in the amounts set forth on such Schedule. All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company that will not be terminated or otherwise canceled on or before the Closing.

         3.5. TRANSACTIONS IN CAPITAL STOCK. Except as set forth in Schedule 3.5, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise become outstanding any shares of capital stock. Except as set forth in Schedule 3.5, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         3.6.       SUBSIDIARIES, STOCK, AND NOTES.

                    (a) Except as set forth on Schedule 3.6(a), the Company has no subsidiaries.

                    (b) Except as set forth on Schedule 3.6(b), the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

                    (c) Except as set forth on Schedule 3.6(c) or as reflected in the Company Financial Statements, there are no promissory notes that have been issued to, or are held by, the Company.

         3.7. COMPLETE COPIES OF MATERIALS. The Company has made available to, or has delivered to, MemberWorks true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by MemberWorks.

         3.8. FINANCIAL STATEMENTS. Schedule 3.8 includes (a) true, complete and correct copies of the Company's audited balance sheet as of December 31, 1997 (the end of its most recent completed fiscal year), income statement, statement of cash flows, statement of changes in Stockholders equity and Notes thereto for the year ended December 31, 1997 (collectively, the "Audited Financials" or the "Company Financial Statements"). For purposes of this Agreement, December 31, 1997 is the "Balance Sheet Date". Except as noted on the auditors' report accompanying the Audited Financials, or as noted in this Section 3.8, the Company Financial Statements have been prepared in accordance with GAAP consistently applied. The balance sheet included in the Company Financial Statements presents fairly in all material respects the financial condition of the Company as of the date indicated thereon, and the income statement included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon in all material respects. Since the Balance Sheet Date, there have been no material changes in the Company's accounting policies other than as requested by MemberWorks to conform the Company's treatment of marketing expenses to the treatment applied by MemberWorks, and MemberWorks acknowledges that the Financial Statements are not consistent with prior-period Company financial information as a result of such change.

         3.9.       LIABILITIES AND OBLIGATIONS.

                    (a) Except as disclosed on Schedule 3.9 hereto, the Company is not liable for or subject to any liabilities except for:

                             (i)      those liabilities reflected on the Company
Financial Statements and not previously paid or discharged;

                             (ii)     those liabilities arising or that arose in
the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

                             (iii) those liabilities incurred since the Balance
Sheet Date in the ordinary course of business consistent with past practice.

                    (b) For purposes of this Section 3.9, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         3.10. BOOKS AND RECORDS. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the material activities of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any material amounts of corporate funds except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books and records.

         3.11. BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 3.11 sets forth a complete and accurate list as of the date of this Agreement, of:

                    (a) the name of each financial institution in which the Company has any account or safe deposit box;

                    (b) the names in which the accounts or boxes are held;

                    (c) the type of account;

                    (d) the name of each person authorized to draw thereon or having access thereto; and

                    (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

         3.12. ACCOUNTS AND NOTES RECEIVABLE. The Company has delivered to MemberWorks a complete and accurate list, as of the Balance Sheet Date, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Stockholders), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within 120 days after the day on which it first became due and payable. There is no contest, claim or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

         3.13. PERMITS. The Company owns or holds, or has the right to use, all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), insurance permits, insurance licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"), and which, if the Company did not own, hold, or have the right to use, would have a material adverse effect upon the Company or its business. Schedule 3.13 contains a list of all such permits. The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. Except as shown on Schedule 3.13, no present or former officer, manager, member or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in material compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and, to the knowledge of the Company, is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permit, which breach or violation would have a material adverse effect upon the Company or its assets. No insurance license or permit has been revoked or suspended during the last ten years. Neither the Company nor any Stockholder has received notice that any material licenses or permits are subject to modification or revocation.

         3.14. REAL PROPERTY. The Company does not own any real property.
Schedule 3.14 lists all oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements thereto (collectively, the "Leases"). The Leases are valid and in full force and effect and the Company is in compliance therewith in all material respects. The Company has made available to MemberWorks true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. Except as set forth on Schedule 3.14, the Leases and the Company's interests thereunder are free of all liens and encumbrances. Except as set forth on Schedule 3.14, none of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

         3.15.      PERSONAL PROPERTY.

                    (a) Schedule 3.15(a) is a complete and accurate copy of the Company's fixed asset depreciation ledger for federal income tax purposes as of the Balance Sheet Date, which ledger lists all personal property included on the Interim Balance Sheet and all other personal property owned or leased by the Company with a current book value in excess of $1,000.

                    (b) Schedule 3.15(b) is a complete and correct listing of any leases entered into by the Company for material personal property, copies of which have been made available to MemberWorks or its representatives.

                    (c) The Company currently owns or leases all personal property necessary to conduct the business and operations of the Company as currently conducted.

                    (d) All of the computers, computer software, machinery and equipment of the Company, including those listed on Schedules 3.15(a) or (b), are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 3.15(b) are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their material terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on Schedule 3.15(b).

         3.16.      INTELLECTUAL PROPERTY.

                    (a) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 3.16(a). Such Schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Company now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on Schedule 3.16(a), the Company owns all of the registered and unregistered trademarks, service marks, and trade names that it uses. The Marks listed on Schedule 3.16(a) will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 3.16, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Company, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

                    (b) The Company has no patents, and has not filed a registration for copyright of any materials with the Library of Congress or any other governmental office or agency.

                    (c) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights (collectively, "Other Rights") listed on Schedule 3.16(c).

                    (d) The Marks and Other Rights listed on Schedules 3.16(a) and 3.16(c) are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on Schedule 3.16(d), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

                    (e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 3.16(a) or (c), which violation would have a material adverse effect upon the Company or its business. No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending, or to the knowledge of the Company are threatened, by any person, nor, to the Company's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. The Company has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement, and has no knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

         3.17.      SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS.

                    (a) Schedule 3.17(a) sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, "Significant Customers" are the ten banking institutions which have generated the largest revenue streams for the Company during calendar year 1997, and "Significant Suppliers" are the Company's ten largest insurance company suppliers, and the other suppliers of the Company to which the Company paid in excess of $100,000 for products or services during calendar year 1997.

                    (b) Schedule 3.17(b) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits to which the Company is a party or by which it or its properties are bound (including without limitation contracts with Significant Customers, insurance companies, banks, customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or stockholder of the Company are parties ("Related Party Agreements"); and (ii) that either (1) may give rise to obligations or liabilities exceeding, during the current term thereof, $50,000, or (2) may generate revenues or income exceeding, during the current term thereof, $50,000 (collectively with the Related Party Agreements, the "Material Contracts"). The Company has made available to or delivered to MemberWorks true, complete and correct copies of the Material Contracts.

                    (c) Except to the extent set forth on Schedule 3.17(c), (i) none of the Company's Significant Customers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting or threatening to cancel or substantially reduce, any purchases from the Company,
(ii) none of the Company's Significant Suppliers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting to cancel or substantially reduce, the supply of products or services to the Company,
(iii) the Company has complied with all of its commitments and obligations in all material respects and is not in default in any material respect under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iv) there are no Material Contracts that were not negotiated at arm's length. The Company has not received any material customer complaints concerning its products and/or services during the last 12 months, nor has it had any of its products or services returned by a purchaser thereof except for normal cancellations consistent with past history and which would not result in a reversal of any material revenue.

                    (d) Each Material Contract is valid and binding on the Company and is in full force and effect and, to the knowledge of the Company, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. All consents to the transactions contemplated in this Agreement needed from any other party to any Material Contract ("Third Party Consents") are listed on Schedule 3.17(d).

                    (e) The outstanding balance on all loans or credit agreements either (i) between the Company, any employee, Stockholder and any Person in which any of the Stockholders owns a material interest, or (ii) guaranteed by the Company for the benefit of any employee, Stockholder or any Person in which any of the Stockholders owns a material interest, are set forth in Schedule 3.17(e).

                    (f) Except as set forth in Schedule 3.17(f), none of the Company's loan agreements with banks or financial institutions contain prepayment penalties when the loans are paid in full.

         3.18. GOVERNMENT CONTRACTS. The Company is not, and has not within the last three (3) years been, a party to any government contracts.

         3.19. INVENTORY. The Company does not have any manufacturing inventory within the definition of GAAP.

         3.20. INSURANCE. Schedule 3.20 sets forth a complete and accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Company has made available to MemberWorks true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies that are due for periods prior to the date hereof have been paid and the Company is otherwise in substantial compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

         3.21.      ENVIRONMENTAL MATTERS.

                    (a) Hazardous Material. Other than as set forth on Schedule 3.21(a), no underground storage tanks are present in, on or under any property that the Company has at any time owned, operated, occupied or leased. The Company has not violated any applicable environmental law by disposing of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material") in, on, or under any property that the Company has at any time owned, operated, occupied or leased.

                    (b) Hazardous Materials Activities. To the Company's knowledge, it has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in material violation of any applicable law in effect on or before the Closing Date, nor to the Company's knowledge, has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in material violation of any applicable rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                    (c) Permits. The Company does not hold, and is not required to hold, any environmental approvals, permits, licenses, clearances and consents in order to conduct the business of the Company.

                    (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company threatened, concerning any Hazardous Material or any Company Hazardous Materials Activity.

         3.22.      LABOR AND EMPLOYMENT MATTERS.

                    (a) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

                    (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company pending, or to the Company's knowledge threatened, before the National Labor Relations Board or any other comparable authority;

                    (c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending, or to the Company's knowledge threatened, against or directly affecting the Company;

                    (d) to the Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years;

                    (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefor exist or have been threatened;

                    (f) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and

                    (g) to the knowledge of the Company, all persons engaged by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on Internal Revenue Service ("IRS") Forms 1099 when required to do so.

         3.23.      EMPLOYEE BENEFIT PLANS.

                    (a)      Definitions.

                             (i) "Benefit Arrangement" means any benefit
arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including without limitation employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

                             (ii) "Company Benefit Arrangement" means any
Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company.

                             (iii) "Company Plan" means, as of the Closing Date,
any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or to which the Company is obligated to make payments, in each case with respect to any present or former employees of the Company.

                             (iv) "Employee Benefit Plan" has the meaning given
in Section 3(3) of ERISA.

                             (v) "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                             (vi) "ERISA Affiliate" means any person that,
together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

                             (vii) "Multiemployer Plan" means any Employee
Benefit Plan described in Section 3(37) of ERISA.

                             (viii) "Qualified Plan" means any Employee Benefit
Plan that meets, purports to meet, or is intended to meet the requirements of
Section 401(a) of the Code.

                             (ix) "Welfare Plan" means any Employee Benefit Plan
described in Section 3(1) of ERISA.

                    (b) Schedule 3.23(b) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. Schedule 3.23(b) specifically identifies all Company Plans (if any) that are Qualified Plans.

                    (c) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements:

                             (i) true, correct, and complete copies of all the
following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been made available to MemberWorks:
(A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto and those for the prior three years; (C) the last IRS determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Company to obtain those letters; (D) the most recent summary plan description; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports submitted within the four (4) years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (G) all notices that were given within the three years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (H) employee manuals or handbooks containing personnel or employee relations policies;

                             (ii) the Savings Plan for the Employees of
Coverdell & Company, Inc. (the "Company 401(k) Plan") and the Coverdell & Company, Inc. Employee Stock Ownership Plan and Trust dated December l, 1994 (the "ESOP") are the only Qualified Plans. The Company has never maintained or contributed to another Qualified Plan. The Company 401(k) Plan and ESOP each qualifies under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of any Qualified Plans that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

                             (iii) the Company has never sponsored or
maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or
Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

                             (iv) each Company Plan and each Company Benefit
Arrangement has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

                             (v) there are no pending claims or lawsuits by,
against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company or any Stockholder, and no claims or lawsuits have been asserted, instituted, or to the knowledge of the Company threatened, by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement, and the Company does not have knowledge of any fact that could form the basis for any such claim or lawsuit. The Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company 401(k) Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

                             (vi) no Company Plan or Company Benefit Arrangement
contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement, except as set forth on Schedule 3.23(c);

                             (vii) with respect to each Company Plan, there has
occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for the Company or any Stockholder, officer, director, or employee of the Company;

                             (viii) all reporting, disclosure, and notice
requirements of ERISA and the Code have been fully and completely satisfied in all material respects with respect to each Company Plan and each Company Benefit Arrangement;

                             (ix) all amendments and actions required to bring
the Company Benefit Plans into conformity in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Effective Date and (B) are disclosed on Schedule 3.23(c);

                             (x) payment has been made of all amounts that the
Company is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within 30 days of such withholding;

                             (xi) the Company has not prepaid or prefunded any
Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employees' beneficiary association as defined in Section 501(c)(9) of the Code;

                             (xii) no written statement, nor, to the knowledge
of the Company, no oral statement, has been made by the Company to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have a material adverse economic consequence to the Company;

                             (xiii) the Company has no liability (whether
actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

                             (xiv) all group health plans of the Company and its
affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code, and the Company has provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date;

                             (xv) no employee or former employee of the Company
or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including without limitation death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

                    (d) Schedule 3.23(d) hereto contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company for the last three fiscal years.

                    (e) Schedule 3.23(e) hereto sets forth an accurate list, as of the date hereof, of all employees of the Company who may earn more than $50,000 in 1998, all officers and all directors, and lists all employment agreements with such employees, officers and directors and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of (a) the Balance Sheet Date and (b) the date hereof.

                    (f) The Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

                    (g) Except as set forth on Schedule 3.23(g), there are no Contingent Deferred Sales Charges ("CDSC's") or similar surrender fees, asset charges or other penalties that will become payable as a result of the termination of any Company Plan or Company Benefit Arrangement or the merger of the assets of such Company Plan or Company Benefit Arrangement into a plan or benefit arrangement of MemberWorks.

         3.24.      TAXES.

                    (a) (i) The Company and its subsidiaries has filed all Tax Returns due on or before the Closing Date, and all such Tax Returns are true, correct, and complete in all material respects.

                             (ii) The Company has paid in full all Taxes owed by
it and due and payable, whether or not shown on any Tax Return.

                             (iii) The amount of the Company's liability for
unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

                             (iv) Except as set forth on Schedule 3.24, there
are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination, or claim for Taxes, whether pending or threatened, has been received.

                             (v) The Company has a taxable year ended on
December 31.

                             (vi) The Company currently utilizes the accrual
method of accounting for income Tax purposes and such method of accounting has not changed in the past ten years. The Company has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

                             (vii) The Company has withheld and paid over to the
proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements in all material respects, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                             (viii) Copies of (A) any Tax examinations during
the last three (3) years, (B) extensions of statutory limitations for the collection or assessment of Taxes currently in effect, and (C) the Tax Returns of the Company for fiscal year 1996 have been made available to MemberWorks.

                             (ix) There are (and as of immediately following the
Closing there will be) no liens or encumbrances on the assets of the Company relating to or attributable to Taxes, other than for Taxes which are not due and payable on or before the Closing Date.

                             (x) To the Company's knowledge, there is no basis
for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any lien or encumbrance on the assets of the Company.

                             (xi) None of the Company's assets are treated as
"tax exempt use property" within the meaning of Section 168(h) of the Code.

                             (xii) Subject to the approval of the transactions
contemplated in this Agreement by the stockholders of the Company, there are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

                             (xiii) The Company has not filed any consent
agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                             (xiv) The Company is not, and has not been at any
time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

                             (xv) The Company is not, and has not been at any
time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                             (xvi) The Company's tax basis in its assets for
purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

                             (xvii) The Company is not a member of an affiliated
group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of another person under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                    (b)      For purposes of this Agreement:

                             (i) the term "Tax" shall include any tax or similar
governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

                             (ii) the term "Tax Return" shall mean any return
(including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

         3.25.      CONFORMITY WITH LAW; LITIGATION.

                    (a) The Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which violation has or would have a material adverse effect upon the Company or its business.

                    (b) Except as set forth on Schedule 3.25, there are no claims, actions, suits or proceedings, pending, or to the knowledge of the Company threatened, against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received which have, or would have, a material adverse effect upon the Company or its business. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business which have, or would have, a material adverse effect upon the Company or its business.

         3.26. DISCLOSURE. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to MemberWorks listed on schedules to this Agreement, are and will be complete and accurate in all material respects.

         3.27. PREDECESSOR STATUS; ETC. Schedule 3.27 sets forth a listing of all legal names, trade names, fictitious names or other names (including without limitation any names of divisions or operations) of the Company and all of its predecessor companies during the five-year period immediately preceding the Closing, including without limitation the names of any entities from whom the Company has acquired material assets. During the five-year period immediately preceding the Closing, the Company has operated only under the names set forth on Schedule 3.27 in the jurisdiction or jurisdictions set forth on Schedule 3.27 and has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

         3.28. CONTINUITY OF BUSINESS ENTERPRISE. The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. ss.1.368-1(d).

         3.29. SPIN-OFF BY THE COMPANY. There has not been any sale or spin-off of material assets of either the Company or any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company within the two years prior to the date of this Agreement.

         3.30. LOCATION OF CHIEF EXECUTIVE OFFICES. Schedule 3.30 sets forth the location of the Company's chief executive offices.

         3.31. LOCATION OF BUSINESS RECORDS EQUIPMENT AND INVENTORY. All business records, accounts receivable records, Inventory and Equipment held on the date hereof by the Company is located at one of the locations shown on
Schedule 3.31. For purposes of this Agreement, (a) the term "Inventory" shall mean any "inventory" as such term is defined in the Uniform Commercial Code now in effect in the State of Georgia (the "GUCC") owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods wherever located, together with all goods, supplies, incidentals, packaging materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production --from raw materials through work-in-process to finished goods; and
(b) the term "Equipment" shall mean any "equipment" as such term is defined in the G.U.C.C. owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company as of the date hereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

         3.32. LIENS AND ENCUMBRANCES. Except as set forth in the Company Financial Statements or as set forth on Schedule 3.32, there are no liens or encumbrances covering the Company's assets.

         3.33. EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, MemberWorks acknowledges and agrees that the items described on
Schedule 3.33 hereto, which assets consist of certain items of personal property identified by the Coverdell Stockholders, are excluded from the assets to be owned by the Company after the Effective Time (the "Excluded Personal Property"). MemberWorks further acknowledges and agrees that, at the election of Paul D. Coverdell on or before the Closing Date, the Company may transfer or assign any life insurance policies it may own upon the life of Paul D. Coverdell to Paul D. Coverdell, provided that Paul D. Coverdell shall pay to the Company the cash surrender value thereof (if any).

         3.34. FULL DISCLOSURE. No representation or warranty contained herein or made hereunder and no certificate, schedule or other document listed on schedules to this Agreement, contains or will contain a misstatement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

4.       REPRESENTATIONS OF STOCKHOLDERS

         To induce MemberWorks to enter into this Agreement and consummate the transactions contemplated hereby, each of the Stockholders represents and warrants to MemberWorks for himself or itself (severally and not jointly) as follows:

         4.1. AUTHORIZATION; VALIDITY. The Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except as such enforceability may be limited by general equitable principles and by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization or other similar laws.

         4.2. OWNERSHIP OF SHARES. All of the issued and outstanding shares of the capital stock of the Company listed as being owned by the Stockholder on
Schedule 3.4 hereto are owned of record and beneficially by the Stockholder, free and clear of any lien or encumbrance. The Stockholder has not granted to any warrant, call, option, or other contract or commitment of any kind, written or oral, to any person which may obligate the Stockholder to issue, sell or otherwise transfer any shares of capital stock of the Company to any third person, or otherwise pertaining to the Company's capital stock other than agreements which will be terminated or released on or before the Closing.

         4.3. NO CONFLICTS. Except as set forth on Schedule 4.3 hereto, the execution, delivery and performance of this Agreement by the Stockholder, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Stockholder is a party or by which the Stockholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company Common Stock owned by the Stockholder pursuant to (i) any law or regulation to which the Stockholder is subject, or (ii) any judgment, order or decree to which the Stockholder is bound.

         4.4. ABSENCE OF CLAIMS AGAINST COMPANY. Except as set forth on Schedule 4.4, the Stockholder does not have any claims against the Company, except for wages, vacation and pension accrued in the ordinary course of business and rights (as to which no claim has been asserted) to indemnification under the Company's Articles of Incorporation and Bylaws.

         4.5. FULL DISCLOSURE. No representation or warranty by the Stockholder contained herein or made hereunder and no certificate, schedule or other document listed on schedules to this Agreement, contains or will contain a misstatement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

5.       REPRESENTATIONS OF MEMBERWORKS AND NEWCO

         To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, each of MemberWorks and Newco jointly and severally represents and warrants to the Company and the Stockholders as follows:

         5.1. DUE ORGANIZATION. MemberWorks is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Newco is a Georgia corporation duly organized, validly existing and in good standing under the laws of the state of Georgia. Each is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted. Copies of the Articles of Incorporation and the Bylaws, each as amended, of MemberWorks and Newco (collectively, the "MemberWorks Charter Documents") have been made available to the Company. Neither MemberWorks nor Newco is in violation of any MemberWorks Charter Document.

         5.2. AUTHORIZATION; VALIDITY OF OBLIGATIONS. The representatives of MemberWorks and Newco executing this Agreement have all requisite corporate power and authority to enter into and bind MemberWorks and Newco to the terms of this Agreement, MemberWorks and Newco have the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by MemberWorks and Newco and the performance by each of MemberWorks and Newco of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of MemberWorks and Newco and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of each of MemberWorks and Newco enforceable in accordance with its terms.

         5.3. NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

                    (a) conflict with, or result in a breach or violation of the MemberWorks Charter Documents;

                    (b) subject to compliance with any agreements between MemberWorks and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either MemberWorks or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of MemberWorks' or Newco's properties pursuant to (i) any law or regulation to which either MemberWorks or Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which MemberWorks or Newco is bound or any of their respective property is subject;

                    (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of MemberWorks or Newco; or

                    (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which MemberWorks or Newco is subject, or by which MemberWorks or Newco is bound, (including without limitation the HSR Act).

         5.4. CAPITALIZATION OF MEMBERWORKS AND OWNERSHIP OF MEMBERWORKS STOCK. The authorized capital stock of MemberWorks consists of 40,000,000 shares of Common Stock par value $.01 per share. 14,796,017 shares of MemberWorks Common Stock were outstanding on December 31, 1997. The authorized capital stock of Newco consists of 1,000 shares of Common Stock, of which 100 shares are outstanding. All of the issued and outstanding shares of Newco are owned beneficially, and of record by MemberWorks. All of the shares of MemberWorks Common Stock to be issued to the Stockholders in accordance herewith will be offered, issued, sold and delivered by MemberWorks in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any stockholder of MemberWorks.

         5.5. MEMBERWORKS COMMON STOCK. The MemberWorks Common Stock to be delivered pursuant to this Agreement to the Stockholders at the Closing Date pursuant to the Merger will be on the date of issuance duly authorized, validly issued shares of Common Stock of MemberWorks, fully paid and nonassessable, will upon issuance be registered for resale by the Stockholders under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-3, which Form S-3 will be kept effective for a period of 90 days following the Closing Date, and said Common Stock will be listed for trading on The Nasdaq National Market of The Nasdaq Stock Market, Inc. upon official notice of issuance, which notice will be given on the date of the Closing.

         5.6. FILINGS WITH SEC; FINANCIAL STATEMENTS. MemberWorks has timely made all filings with the Securities Exchange Commission ("SEC") (collectively, the "Public Reports") that it has been required to make under the Securities Act, and the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). Each of the Public Reports complies with the Securities Act and the Securities Exchange Act, as applicable, in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements included in or incorporated by reference into the Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of MemberWorks and its related subsidiaries for and as of the indicated periods and dates, and are consistent with the books and records of MemberWorks and its subsidiaries. Except as set forth in the financial statements included in the MemberWorks Annual Report on Form 10-K for its most recent fiscal year end, and subsequent Form 10-Q for the period ending December 31, 1997, neither MemberWorks nor any of its subsidiaries or affiliates has any liabilities, either accrued, contingent or otherwise that individually or in the aggregate are likely to have a material adverse effect upon MemberWorks or its subsidiaries, its properties, or its business. Since MemberWorks' most recent fiscal year end, there has not been any (a) material adverse change in the business, financial condition, operations or results of operations or prospects of MemberWorks or its subsidiaries taken as a whole, or (b) any change by MemberWorks in accounting principles or methods or any disagreements with MemberWorks' independent accountants with respect thereto.

         5.7. LITIGATION. Except as set forth in Schedule 5.7, or as disclosed in the Public Reports, there are no claims, actions, suits, investigations, or proceedings pending or, to the knowledge of MemberWorks, threatened against or affecting MemberWorks or any of its subsidiaries or any of their respective properties at law or in equity, before or by any federal, state, municipal, or other governmental agency or authority, or before any arbitration board or panel which individually or in the aggregate are likely to have a material adverse effect on MemberWorks.

         5.8. FULL DISCLOSURE. No representation or warranty by MemberWorks contained herein or made hereunder and no certificate, schedule or other document listed on schedules to this Agreement, contains or will contain a misstatement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

         5.9. MEMBERWORKS INCENTIVE PLAN. The MemberWorks Incentive Plan (as defined in Section 6.1 hereof) has been duly adopted and approved by the Board of Directors and Shareholders of MemberWorks, and the options that are issuable thereunder may qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, subject to the limitations set forth in Section 422(d) of the Internal Revenue Code. A true and complete copy of the MemberWorks Incentive Plan has been delivered to the Company.

6.       COVENANTS

         6.1. COMPANY STOCK OPTIONS. Michael Levison and Michael Owens have elected not to exercise their Options to purchase the Company's stock owned by them ("Company Options") prior to the Closing but rather to convert them into equivalent options for MemberWorks Common Stock. At the Closing, Company Options in favor of Michael Levison and Michael Owens shall be converted (the "Conversion") into a total of 85,129 options exercisable for MemberWorks common shares, which options shall have an exercise price equal to the lesser of (i) the closing price of MemberWorks Common Stock at the close of the market on the last trading day before the Closing as reported by NASDAQ, less $8.57; or (ii) $19.43. Upon the

Conversion, Messrs. Levison and Owens shall become participants in the MemberWorks Incorporated 1996 Stock Option Plan (the "Incentive Plan"), and the options that they receive upon the Conversion will be issued under the Incentive Plan. All such Options shall be fully vested and shall be for a term of at least ten years from the Closing. Michael Levison and Michael Owens shall release the Company from all obligations in connection with Company Options at the Closing which thereupon shall terminate and be of no further force and effect.

         6.2. LONG TERM INCENTIVE PLANS. The Company has agreements to pay Long Term Incentive payments (herein "Long Term Incentive Plans") to Michael Levison (Employment Agreement dated December 31, 1991 as amended), Michael Owens (Employment Agreement dated December 31, 1991 as amended), Julie Kauffman (Employment Agreement dated first day of September, 1996) and Stuart Bondurant (Employment Agreement dated January 1, 1997). Messrs. Levison, Owens, Bondurant and Julie Kauffman are herein called the "Incentive Participants". At the Closing the Company will pay to the Incentive Participants the amounts set forth on Schedule 6.2 in full satisfaction of all obligations under the Long Term Incentive Plans (net of any applicable employment tax withholdings, including FICA and FUTA). MemberWorks shall provide the Company with the funds to satisfy the Long Term Incentive Plans at the Closing. The Incentive Participants shall release the Company from all obligations in connection with the Incentive Plans at the Closing.

         6.3. ESOP. At or prior to the Closing, the Company shall make a contribution to the ESOP in an amount sufficient to allow the ESOP to simultaneously repay the entire loan due from it to the Company.

         6.4. RELATED PARTY AGREEMENTS. The Company and the Stockholders shall terminate all stockholder agreements, stock purchase agreements, employment agreements, long term incentive plans, stock options, and any other Related Party Agreements, other than that certain Indemnification Agreement dated December 12, 1994, relating to indemnification for fiduciary obligations under the ESOP which shall not be terminated until the expiration of all appropriate statutes of limitations; provided, however, that the persons entitled to indemnification thereunder shall not be entitled to indemnification for any action which gives rise to a breach of a representation or warranty under this Agreement. Furthermore, notwithstanding the foregoing, in no event shall any rights to indemnification that have been provided to the directors, officers, or employees of the Company under the Company's Articles of Incorporation and/or Bylaws, be terminated, either by affirmative action of the Company and/or the Stockholders, or as a result of the consummation of the Merger. The provisions of the last sentence of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, the directors, officers, or employees of the Company who are presently entitled to indemnification under the Company's Articles of Incorporation and/or Bylaws, and their respective heirs and representatives, and shall survive the Closing for a period six years from the Effective Time; provided, however, that an officer, director, or employee shall not be entitled to indemnification for any action which gives rise to a breach of a representation or warranty under this Agreement.

         6.5. NOTES RECEIVABLE. All Notes and Loans due from Stockholders ("Stockholder Receivables") to the Company shall be paid in full at or prior to the Closing including without limitation the Stockholder Receivables set forth on Schedule 6.5 hereof.

         6.6. NO TRADING. The Company and the Stockholders acknowledge that they may have come into possession of material nonpublic information about MemberWorks in connection with the consummation of the transactions contemplated in this Agreement. The Company and the Stockholders each agree that they will not trade (nor will they cause or encourage any third party to trade),and will use their respective best efforts to assure that none of the Company's Representatives will trade (or cause or encourage any third party to trade), in any securities of MemberWorks (or securities convertible into or exercisable for securities of MemberWorks) while in possession of any such material non-public information.

         6.7.       EMPLOYEE BENEFIT PLANS.

                    (a) Company Qualified Plans: At the Closing, the Company shall merge the ESOP into the Company 401(k) Plan, which latter plan shall be the surviving plan. Simultaneously with said merger, the Company 401(k) Plan shall be amended so as to include as an additional participant investment option an employer stock fund. In the event that the Company 401(k) Plan is subsequently terminated or merged into a MemberWorks qualified retirement plan, MemberWorks and the Company shall take such actions as are necessary and appropriate to fully vest all account balances in the Company 401(k) Plan and to provide in the plan surviving such merger an option to participants to invest in MemberWorks common stock.

                    (b) All Company Plans and Company Benefit Arrangements Other Than Company Qualified Plans: If requested by MemberWorks, the Company shall terminate any Company Plan (other than the ESOP or the Company 401(k) Plan) or Company Benefit Arrangement substantially contemporaneously with the Closing.

         6.8.       COOPERATION.

                    (a) The Company, the Stockholders, Memberworks and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement, including, without limitation, any internally- prepared financial statements of the Company for periods from and after the Balance Sheet Date, as and when available including, without limitation, balance sheet and income statements, which financial statements for January and February, 1998 shall be delivered by the Company to MemberWorks on or before March 20, 1998. In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by MemberWorks independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market.

                    (b) The Stockholders and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with Memberworks on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

                    (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

         6.9. MEMBERWORKS STOCK OPTIONS. Effective as of the Closing, the Compensation Committee of MemberWorks' Board of Directors shall approve the issuance of Options under the Incentive Plan for the purchase of a total of no less than 60,000 shares of MemberWorks Common Stock to employees of the Surviving Corporation, as determined by the Surviving Corporation's President (or other officers or directors designated by the Surviving Corporation and acceptable in accordance with MemberWorks' policies). A minimum of 20,000 of which shall be made available promptly after the Closing, and a minimum of 20,000 of which shall be made available on each of the first and second anniversaries of the Closing Date. Such options shall be appropriately adjusted to reflect any stock split or other equity adjustment that may be applicable to the MemberWorks Common Stock, from the date hereof until the date such options are issued.

         6.10. NO SOLICITATION. From the date of this Agreement the Company will not, and the Company will use its reasonable best efforts to ensure that the respective officers, directors and employees of the Company, and any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it, will not (i) solicit, initiate or encourage (including by way of furnishing information) any Acquisition Proposal (as defined below) or (ii) participate or engage in negotiations or discussions, or disclose any non-public information relating to the Company or afford access to the properties, books or records of the Company regarding any Acquisition Proposal. For purposes of this Agreement "Acquisition Proposal" means any inquiry, offer or proposal from any person relating to any direct or indirect acquisition or purchase of the assets of the Company or of any class of equity securities of the equity interest of the Company, any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Agreement.

         6.11. FORM S-3 REGISTRATION; BLUE SKY PERMITS; CONFIDENTIALITY. Before the Closing, MemberWorks shall file a Form S-3 with the SEC in order to register the MemberWorks Common Stock for resale by the Stockholders under the Securities Act, and shall use its best efforts to obtain, prior to the effective date of the Form S-3 Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto. To the extent that MemberWorks provides information regarding the Merger to its own stockholders, directly or through filings with the SEC, such disclosure shall be submitted in advance to counsel to the Company and the Company for review in a timely manner. MemberWorks will not publish information that the Company concludes is private and confidential except as required by applicable securities laws. If and to the extent MemberWorks is required to file a copy of this Agreement with the SEC, such agreement shall take advantage of the right to omit certain schedules provided in Item 601 with Regulation S-K, and submit a confidentiality request concerning certain portions of this Agreement which must be satisfactory to the Company and its counsel in all material respects. If and to the extent the SEC does not grant the request for confidential treatment, or requests further information, MemberWorks and the Company shall work together in good faith so that MemberWorks shall file responses that are acceptable to the Company in its good faith business judgment.

         6.12.      ACTION OF STOCKHOLDERS.

                    (a) The Company shall prepare a Proxy Statement for the purpose of obtaining the approval of the transactions contemplated in this Agreement by the stockholders of the Company (the "Proxy Statement"). The Company shall submit the Proxy Statement to MemberWorks for its review and approval, which shall not be unreasonably withheld or delayed.

                    (b) The Company shall comply with all applicable provisions of the Georgia General Corporation Law in the preparation and distribution of the Proxy Statements. Without limiting the foregoing, the Company shall ensure that the Proxy Statement does not, as of the date on which it is distributed to Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by MemberWorks in writing for inclusion in the Proxy Statement, and MemberWorks shall indemnify the Company and the Stockholders against any loss, cost, or liability that it or they may incur as a result of any material inaccuracy or untruth in any materials furnished by MemberWorks to the Company and incorporated into the Proxy Statement).

                    (c) The Company, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and transactions contemplated in this Agreement, and shall otherwise use its best efforts to obtain the favorable vote thereon by shareholders owning no less than 85% of the issued and outstanding shares of stock of the Company (the "Requisite Stockholder Approval"), together with a vote approving the Long Term Incentive Plan and the payout of the obligations thereunder by the appropriate percentage of stockholders as set forth in Section 280G(b)(5)(B)(i) of the Code. MemberWorks' representatives shall be entitled to notice of, and shall be entitled to attend, any meeting called by the Company in order to vote upon the matters included in the Proxy Statement.

                    (d) The Stockholders each agree to (i) vote all Company Common Stock that is beneficially owned by him, her or it or for which he, she or it has voting authority, in favor of the adoption of this Agreement and the approval of the Merger and (ii) otherwise use his, her or its best efforts to obtain the Requisite Stockholder Approval.

         6.13. DISTRIBUTIONS WITH RESPECT TO STOCK. The Company shall not make (and shall not have made since the Balance Sheet Date) any distribution with respect to its stock, whether in the form of dividends, redemption proceeds, or otherwise.

         6.14. WACHOVIA GUARANTEE. If the Company does not cause the line of credit advanced to the Company by Wachovia Bank of Georgia, N.A. (the "Wachovia Loan") to be terminated and paid off as of the Closing, MemberWorks shall take such actions as may be necessary to cause Paul D. Coverdell (who, together with the other members of his family and trusts for the benefit of his family are the "Coverdell Stockholders") to be released from his guarantee of the Wachovia Loan as of the Effective Time.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF MEMBERWORKS AND NEWCO

         The obligation of MemberWorks and Newco to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

         7.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date); all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by each of the Stockholders shall have been delivered to MemberWorks.

         7.2. NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging MemberWorks' proposed acquisition of the Company, or limiting or restricting MemberWorks' conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending or threatened against MemberWorks,

Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

         7.3. ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company shall have has conducted its business in the ordinary course and, except as may be specifically contemplated in this Agreement, there shall not have been:

                    (a) any change, by itself or together with other changes, that has affected adversely, or is likely to materially and adversely affect the business, operations, affairs, properties, assets, profits or condition (financial or otherwise) of the Company, taken as a whole;

                    (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

                    (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests (except as may contemplated on the date hereof and as disclosed on Schedule 7.3 hereto) or any grant of any options, warrants, calls, conversion rights or commitments;

                    (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

                    (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

                    (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

                    (g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of the Company to any person, including without limitation the Stockholders and their affiliates;

                    (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Stockholders or their affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                    (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                    (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

                    (k) any waiver of any material rights or claims of the Company;

                    (l) any breach, amendment or termination of any material contract, agreement, license, permit or other material right to which the Company is a party;

                    (m) any transaction by the Company outside the ordinary course of business, other than the transactions contemplated in this Agreement and the documents and instruments referenced herein;

                    (n) any capital commitment by the Company, either individually or in the aggregate, exceeding $50,000;

                    (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets, other than as approved by MemberWorks, or as otherwise contemplated in this Agreement;

                    (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

                    (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $50,000, except as set forth on Schedule 7.3 hereof;

                    (r) any loan by the Company to any person or entity, incurring by the Company, of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

                    (s) the commencement or notice, or to the knowledge of the Company threat, of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs, which if decided in a manner adverse to the Company, would have a material adverse effect upon the Company or its assets; or

                    (t) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses
(a) through (s) (other than negotiations with MemberWorks and its representatives regarding the transactions contemplated by this Agreement).

MemberWorks shall have received a certificate signed by an authorized officer of the Company dated the Closing Date to such effect.

         7.4. CONSENTS AND APPROVALS. All necessary and material consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby, shall have been obtained and made.

         7.5. OPINION OF COUNSEL. MemberWorks shall have received an opinion from counsel to the Company and the Stockholders, dated the Closing Date, in the form attached hereto as Schedule 7.5.

         7.6. CHARTER DOCUMENTS. MemberWorks shall have received copies of (a) the Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) the Bylaws of the Company certified by the Secretary of the Company.

         7.7. NO MATERIAL CHANGE; CONTINGENT LIABILITIES. MemberWorks shall have received from the Company a statement indicating that the Company has suffered no material adverse change since the Balance Sheet Date.

         7.8. COMPANY FINANCIAL CONDITIONS. MemberWorks shall have received sufficient evidence from the Company so that (subject to the adjustments described on Schedule 7.8 hereof):

                    (a) The Company's revenues for (i) its fiscal year ended December 31, 1997 were not less than $11,634,300.

                    (b) The Company's earnings before taxes for its fiscal year ended December 31, 1997 were not less than $240,000.

                    (c) The Company's net worth as of the Closing (the "Closing Net Worth") will not be less than the Net Worth Target.

                    (d) The sum of the Company's total outstanding long-term and short-term indebtedness to banks, the Stockholders and other financial institutions and creditors as of the Closing (in each case including without limitation the current portions of such indebtedness, but excluding trade payables and other ordinary course accounts payable), will be no greater than $2,200,000.

         7.9. EMPLOYMENT AGREEMENTS. Michael Levison, Michael Owens, Stuart Bondurant and Julie Kauffman shall have entered into employment agreements with the Company substantially in the form attached hereto as Schedule 7.9.

         7.10. STOCKHOLDER AGREEMENTS. The pertinent Stockholder(s) shall have entered into a covenant not to compete and a license agreement in the forms attached hereto as Schedule 7.10(a) and Schedule 7.10(b).

         7.11. DUE DILIGENCE REVIEW. On or before March 13, 1998, MemberWorks shall be fully satisfied in its sole discretion with the results of its review of all of the insurance licensure and insurance administration materials provided to or made available to it by the Company and/or the Company's agents, and the ability of the Company to utilize appropriate insurance licenses from and after the Effective Time. The failure of MemberWorks to give written notice to the Company on or before March 13, 1998 of its dissatisfaction with such review shall be deemed a waiver of this condition.

         7.12. CERTAIN RECEIVABLES PAID. The Stockholder Receivables shall have been paid in full, and MemberWorks shall have received reasonably satisfactory evidence of such payment or delivery.

         7.13. STOCKHOLDERS APPROVAL. This Agreement and the Merger shall have received the Requisite Stockholder Approval, and no more than five percent (5%) of the shares of Company common stock shall dissent to the Merger, which matters shall be certified to MemberWorks by means of an appropriate officer's certificate by an appropriate officer of the Company.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND THE COMPANY

         The obligation of the Stockholders and the Company to effect the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

         8.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of MemberWorks and Newco contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by MemberWorks and Newco on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of MemberWorks shall have been delivered to the Company and the Stockholders.

         8.2. NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging MemberWorks' proposed acquisition of the Company, or limiting or restricting MemberWorks' conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against MemberWorks, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of MemberWorks and its subsidiaries taken as a whole.

         8.3. CONSENTS AND APPROVALS. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by MemberWorks and Newco of the transactions contemplated herein, shall have been obtained and made.

         8.4. EMPLOYMENT AGREEMENTS. The Company shall have signed employment agreements with Michael Levison and Michael Owens, Stuart Bondurant and Julie Kauffman substantially in the form attached hereto as Schedule 7.9.

         8.5. STOCKHOLDER AGREEMENTS. The Company shall have signed the agreements described in Section 7.10 hereof with the pertinent Stockholder(s), and shall have delivered to the pertinent Stockholder(s) the consideration required to be paid thereunder upon such execution.

         8.6. MARKETABILITY OF MEMBERWORKS COMMON STOCK. The stockholders of the Company shall receive MemberWorks Common Stock which can immediately be sold pursuant to a registration statement on Form S-3 covering resale of such shares to the public to be declared effective on or before the day of the Closing.

         8.7. COVERDELL STOCKHOLDER CONSIDERATION. The Coverdell Stockholders shall be satisfied, in the exercise of their good faith discretion, that contemporaneously with the Closing, they shall be able to sell substantially all of the MemberWorks Common Stock received by the Coverdell Stockholders on the Closing date at at least the bid price at the close of market on the last trading day before the closing as reported by NASDAQ. On or before 15 days from date hereof, the Coverdell Stockholders shall deliver to MemberWorks a written plan of how many of the shares of MemberWorks Common Stock received by them that they wish to sell on the Closing Date which plan shall be updated as and when any changes are made thereto.

         8.8. RELEASE OF GUARANTEE OF WACHOVIA LOAN. MemberWorks shall cause the covenants set forth in Section 6.14 hereof to be performed on or before the Closing.

         8.9. NO OFFER FOR MEMBERWORKS. MemberWorks shall not be engaged in any negotiations, shall not be soliciting any offers, or shall not have received an offer for the acquisition of substantially all of its assets or merger, nor shall the stockholders of MemberWorks have received a tender offer for the purchase of control of MemberWorks.

         8.10. OPINION OF COUNSEL. The stockholders of the Company shall have received an opinion from counsel to the MemberWorks, dated the Closing Date, in the form attached hereto as Schedule 8.10.

         8.11. DELIVERY OF MERGER CONSIDERATION. MemberWorks shall cause the Merger Consideration to be delivered in accordance with the provisions of
Article 1 hereof.

9.       INDEMNIFICATION

         9.1. INDEMNIFICATION BY THE COMPANY. The Company covenants and agrees to indemnify, defend, protect and hold harmless MemberWorks (and each of its officers, directors and employees) from, against and in respect of:

                    (a) all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, settlement payments, deficiencies, diminution in value, costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Claims") suffered, sustained, incurred or paid by MemberWorks (or any of their officers, directors and employees) in connection with, resulting from or arising out of:

                    (i) any breach of any representation or warranty of the Company or a Stockholder set forth in this Agreement or any certificate or other writing delivered by a Stockholder or the Company in connection herewith;

                    (ii) any nonfulfillment of any covenant or agreement on the part of the Company or a Stockholder set forth in this Agreement;

                    (iii) the assertion against MemberWorks, the Surviving Corporation or Newco of any liability or obligation relating to or arising out of the business, operations or assets of the Company prior to or at the Closing (except to the extent such liabilities and obligations are provided in Section 3.9 hereof, arise out of the actions or omissions of the Company's or any Subsidiary's directors, officers, stockholders, employees or agents prior to or at the Closing which are undertaken in the ordinary course of business, consistent with past practice, or which are otherwise disclosed in this Agreement);

                    (iv) any liability or obligation which relates to, or which involves a claim, liability or obligation which arises out of or is based upon, any Environmental Law to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing at or prior to the Closing; or

                    (v) any stockholder agreements, employment agreements, stock option agreements which are to be terminated as provided in this Agreement; and

         (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.1;

provided, that, except as otherwise provided in Section 9.5 hereof, and except for breaches of the representations and warranties set forth in Section 3.12 hereof, which shall not be subject to the Indemnification Threshold (A) the Company shall not have any liability under this Section 9.1 unless, and solely to the extent that, the amount of the aggregate indemnification obligations under this Section 9.1 exceeds $100,000 (the "Indemnification Threshold") and
(B) the aggregate amount of the Company's liability under this Agreement (including, without limitation, this Section 9.1) shall not exceed $1,600,000.

         9.2. INDEMNIFICATION BY MEMBERWORKS. MemberWorks covenants and agrees to indemnify, defend, protect and hold harmless the Company (prior to the Closing) and each stockholder of the Company from, against and in respect of:

                    (a) all Claims suffered, sustained, incurred or paid by such stockholder in connection with, resulting from or arising out of (i) any breach of any representation or warranty of MemberWorks set forth in this Agreement or any certificate or other writing delivered by MemberWorks in connection herewith or (ii) any nonfulfillment of any covenant or agreement on the part of MemberWorks set forth in this Agreement;

                    (b) the assertion against any stockholder of any liability or obligation relating to or arising out of the business, operations or assets of the Company after the Closing; and

                    (c) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.2.

         9.3. SURVIVAL. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto. Except as otherwise provided in Section 8.5 hereof, the indemnification obligations of the Company as set forth in Section 9.1 hereof, and MemberWorks as set forth in Section 9.2 hereof, shall survive the Closing until the second anniversary of the Closing Date and shall thereafter terminate and be of no further force or effect except that any claim that shall be asserted with reasonable specificity based upon information then available before the second anniversary of the Closing Date shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing.

         9.4. INDEMNIFICATION PROCEDURE. All claims for indemnification under Sections 9.1 and 9.2 hereof shall be asserted and resolved as follows:

                    (a) In the event that any claim or demand for which a party (the "Indemnifying Party") would be liable to another party (the "Indemnified Party") hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness and specificity notify the Indemnifying Party of such claim or demand (the "Claim Notice"), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests, but without admitting any liability. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend (with counsel reasonably satisfactory to the Indemnified Party) by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the

Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Article 8, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                    (b) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such claim or demand seeks material prospective relief which could have a materially adverse effect on the businesses, operations, assets, properties, prospects or condition (financial or otherwise) of any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such claim or demand and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

                    (c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

                    (d) Nothing herein shall be deemed to prevent the Indemnified Party from making (and an Indemnified Party may make) a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made. The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party. The procedures set forth in this Article 8 shall not apply to claims or demands which in the reasonable opinion of the Indemnified Party may be covered by the Indemnification Threshold.

         9.5. EXCEPTIONS TO LIMITATIONS. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any party has, or might have, at law, in equity or otherwise, against any other party hereto, based on fraud or willful failure to fulfill any agreement or covenant.

         9.6. PAYMENT OF INDEMNIFICATION OBLIGATIONS; LIMITATION OF MEMBERWORKS' INDEMNITY TO ESCROW AMOUNT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR THE OTHER INSTRUMENT OR DOCUMENTS REFERENCED HEREIN TO THE CONTRARY, THE ESCROW AMOUNT WHICH IS TO BE HELD PURSUANT TO THE MEMBERWORKS ESCROW AGREEMENT SHALL BE THE SOLE AND EXCLUSIVE SOURCE FOR ANY CLAIM FOR INDEMNIFICATION THAT MEMBERWORKS MAY HAVE AGAINST THE COMPANY OR THE STOCKHOLDERS PURSUANT TO THE PROVISIONS OF
SECTION 9.1 HEREOF, AND, SUBJECT ONLY TO THE PROVISIONS OF SECTION 9.5 AND 10.3 HEREOF AND THE GENERAL RIGHT TO SEEK EQUITABLE RELIEF, THE REMEDIES PROVIDED IN THIS SECTION 9 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF THIS AGREEMENT OR OTHER CLOSING DOCUMENTS OR OTHERWISE RELATING TO THE SUBJECT MATTER HEREOF, BUT NOT FOR A BREACH OF ANY OBLIGATIONS OF THE SIGNATORIES OF THE DOCUMENTS ATTACHED HERETO AS SCHEDULE 1.10, 7.9, 7.10(a), OR 7.10(b), IF SUCH SIGNATORIES SHALL BREACH SUCH AGREEMENTS AFTER THE CLOSING. EXCEPT AS PROVIDED IN THE FOREGOING SENTENCE, MEMBERWORKS ACKNOWLEDGES AND AGREES THAT THE STOCKHOLDERS OF THE COMPANY (INCLUDING, WITHOUT LIMITATION, THE STOCKHOLDERS) SHALL HAVE NO LIABILITY FOR THE BREACH OF ANY REPRESENTATION, WARRANTY, OR COVENANT OF THIS AGREEMENT OR OTHER CLOSING DOCUMENTS.

10.      NONCOMPETITION

         10.1. PROHIBITED ACTIVITIES. Each of Michael Levison and Michael Owens agree on behalf of himself that he will not, for a period of three years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                    (a) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in any business selling any products or services in direct competition with the Company within the United States of America (the "Territory");

                    (b) call upon any person who is, at that time, within the Territory, an employee of the Company or in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

                    (c) call upon any person who is or entity that is, at that time, or that has been, within one year prior to that time, a customer of the Company or for the purpose of soliciting or selling products or services in competition with the Company; or

                    (d) call upon any prospective acquisition candidate that was, to the knowledge of such person, either called upon by MemberWorks as a prospective acquisition candidate or was the subject of an acquisition analysis by MemberWorks. Each of Michael Levison and Michael Owens, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with such prospective acquisition candidate upon being informed that MemberWorks had called upon such candidate or made an acquisition analysis thereof.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any of Michael Levison or Michael Owens from acquiring as a passive investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.

         10.2. CONFIDENTIALITY. Each Stockholder recognizes that by reason of his or her ownership of the Company and/or his or her employment by the Company, he, she, or it has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company and MemberWorks that he, she, or it will not at any time, except in performance of Stockholder's obligations to the Company or with the prior written consent of the Company pursuant to authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that he, she, or it may learn or has learned by reason of his, her, or its ownership of the Company and/or his or her employment by the Company, or any of its subsidiaries and affiliates, or use any such information in a manner detrimental to the interests of the Company or MemberWorks, unless (i) such information becomes known to the public generally through no fault of such Stockholder, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Stockholder (as applicable) shall give prior written notice thereof to MemberWorks and provide MemberWorks with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's or MemberWorks' management with respect to the Company's or MemberWorks', or any of their affiliates' or subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

         10.3. DAMAGES. Because of the difficulty of measuring economic losses to MemberWorks as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to MemberWorks for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by MemberWorks in the event of breach by such Stockholder, by injunctions and restraining orders.

         10.4. SEVERABILITY; REFORMATION. The covenants in this Article 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         10.5. INDEPENDENT COVENANT. All of the covenants in this Article 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against MemberWorks, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by MemberWorks of such covenants. The parties expressly acknowledge that the terms and conditions of this Article 10 are independent of the terms and conditions of any other agreements, including without limitation any employment agreements entered into in connection with this Agreement. It is specifically agreed that the period of three years stated at the beginning of this Article 10 during which the agreements and covenants of Michael Levison and Michael Owens made in this
Article 10 shall be effective, shall be computed by excluding from such computation any time during which such person is found by a court of competent jurisdiction to have been in violation of any provision of this Article 10. The covenants contained in Article 10 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

         10.6. MATERIALITY. The Company and each Stockholder hereby agree that the covenants set forth in this Article 10 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

11.      GENERAL

         11.1. SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of MemberWorks, and the heirs and legal representatives of the Stockholders.

         11.2. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 10.5. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         11.3. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

         11.4. BROKERS AND AGENTS. MemberWorks and Newco jointly and severally represent and warrant to the Stockholders that they have employed BT Alex Brown Incorporated ("Alex Brown") in connection with the transactions contemplated by this Agreement and jointly and severally agree to indemnify the Stockholders against all losses, damages or expenses relating to or arising out of claims for fees, commission or expenses of Alex Brown and any other broker or agent employed or alleged to have been employed by MemberWorks or Newco. The Stockholders jointly and severally represent and warrant to MemberWorks and Newco that they and the Company have not employed any broker or agent in connection with the transactions contemplated by this Agreement and jointly and severally agree to indemnify MemberWorks and Newco against all losses, damages or expenses relating to or arising out of claims for fees, commissions or expenses of any broker or agent employed or alleged to have been employed by any Stockholder or the Company.

         11.5. EXPENSES. MemberWorks has and will pay the fees, costs and expenses of MemberWorks and Newco and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Company shall pay all fees, costs and expenses of the Company and its agents, representatives, advisers, accountants and counsel incurred in connection with the subject matter of this Agreement, up to a maximum of $100,000. The Stockholders (and not the Company) has and will pay all fees, costs and expenses of the Stockholders and their agents, representatives, advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

         11.6. NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

         If to MemberWorks, Newco or the Surviving Corporation to:

                    MemberWorks Incorporated
                    680 Washington Boulevard
                    Suite 1100

                    Stamford, CT 06901
                    Attn: James B. Duffy
                    (Telefax:  (203) 462-7033

                    with a required copy to:

                    Diserio Martin O'Connor & Castiglioni LLP
                    One Atlantic Street
                    Stamford, CT 06901
                    Attn: Brian O'Connor
                    Telefax: (203) 348-2321

         If to the Company, any Stockholder or the Stockholders' Representative to:

                    Coverdell & Company, Inc.
                    Stockholder's Representative of former stockholders of Coverdell & Company, Inc.
                    c/o  Arnall, Golden & Gregory LLP
                    2800 One Atlantic Center
                    1201 West Peachtree Street
                    Atlanta, Georgia 30309
                    Attn:  Jonathan Golden
                    Telefax: (404) 873-8701

                    with a required copy to:

                    Arnall, Golden & Gregory LLP
                    2800 One Atlantic Center
                    1201 West Peachtree Street
                    Atlanta, Georgia 30309
                    Attn:  Jonathan Golden
                    Telefax: (404) 873-8701

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         11.7. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Georgia without regard to conflicts of law.

         11.8. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 10.4.

         11.9. ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

         11.10. MUTUAL DRAFTING. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

         11.11. FURTHER REPRESENTATIONS. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

         11.12. FURTHER ASSURANCES. From time to time, at MemberWorks' request and without further consideration, the Company or the Stockholders will execute and deliver to MemberWorks, as appropriate, such documents and take such action as MemberWorks may reasonably request in order to consummate more effectively the transactions contemplated hereby, and the Company shall use its best efforts to cause the stockholders of the Company shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates.

         11.13. DEFINITION OF "MATERIAL". For purposes of this agreement, a "material" act or occurrence shall mean an act or occurrence which, if quantifiable, shall have a monetary effect of fifty thousand dollars ($50,000) or more individually, or two hundred thousand dollars ($200,000) or more in the aggregate.


                           [Execution Page Following]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                         MEMBERWORKS INCORPORATED


                                         By: /s/ Gary A. Johnson
                                            ----------------------------------

                                         MW ACQUISITION CORP.


                                         By: /s/ James B. Duffy
                                            ----------------------------------
                                                      James B. Duffy


                                         COVERDELL & COMPANY, INC.


                                         By: /s/ Michael L. Owens
                                            ----------------------------------
                                                                     President


                                         STOCKHOLDERS:

/s/ Vonis W. Coverdell                   /s/ Paul Coverdell
--------------------------------         ----------------------------------
Witness                                  Paul Coverdell

/s/ Vonis W. Coverdell                   /s/ Nancy Coverdell
--------------------------------         ----------------------------------
Witness                                  Nancy Coverdell

/s/ Stuart C. Johnson                    /s/ Michael D. Levison
--------------------------------         ----------------------------------
Witness                                  Michael D. Levison

/s/ Stuart C. Johnson                    /s/ Michael L. Owens
--------------------------------         ----------------------------------
Witness                                  Michael L. Owens

/s/ Nancy Coverdell
--------------------------------
                                         Trust u/w of Eldon P. Coverdell
Witness

                                         By:  /s/ Paul D. Coverdell
                                              --------------------------------
                                                  Paul D. Coverdell
                                                  Trustee

                                         By:  /s/ Vonis W. Coverdell
                                              --------------------------------
                                                  Vonis W. Coverdell
                                                  Trustee

                                 SCHEDULES*:


Schedule 1.1                  Certificate of Merger
Schedule 1.4(a)               MemberWorks Escrow Agreement
Schedule 1.8                  Representative Agreement
Schedule 1.10                 Stock Subscription Warrant
Schedules 3.1-3.33            Supporting schedules to
                              Representations and Warranties
                              of Coverdell & Company, Inc.
Schedule 4.4                  Absence of Claims Against Coverdell
                              and Company, Inc.
Schedule 5.7                  Material Litigation against MemberWorks Inc.
Schedule 6.2                  Disclosure of amount of money paid under
                              the Long-Term Incentive Plan
Schedule 6.5                  Coverdell & Company, Inc. Stockholder Receivables
Schedule 7.3                  Absence of changes in Authorized Capital of
                              Coverdell & Company, Inc.
Schedule 7.5                  Opinion of Counsel (AG&G)
Schedule 7.8                  Adjustments to Coverdell & Company, Inc.
                              Financial Statements
Schedule 7.9                  Form of Employment Agreement
Schedule 7.10(a)              Covenant Not to Compete
Schedule 7.10(b)              License Agreement
Schedule 8.10                 Opinion of Counsel (counsel to MemberWorks)


* The following schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request in accordance with Item 601(b)(2) of Regulation S-K.


                                       -i-